Exhibit 10.14
A.M. CASTLE & CO. SUPPLEMENTAL 401(k) SAVINGS AND RETIREMENT
PLAN
(As Amended and restated Effective
as of January 1, 2009)

A.M. CASTLE & CO. SUPPLEMENTAL 401(k) SAVINGS AND RETIREMENT PLAN
(As Amended and restated Effective
as of January 1, 2009)
SECTION 1
General
                         1.1. History. Purpose and Effective Date. A.M. Castle & Co. (the “Company”) has previously established A.M. Castle & Co. Employees 401(k) Savings and Retirement Plan (the “401(k) Savings Plan”) to provide retirement and other benefits for its eligible employees and those of any Related Company (as defined in subsection 1.2) which, with the consent of the Company, adopts the 401(k) Savings Plan. Contrary to the desire of the Company, the amount of the benefit payable to or on account of an employee under the 401(k) Savings Plan may be limited by reason of the application of various provisions of the Internal Revenue Code of 1986, as amended (the “Code”). To assure that affected individuals will receive total retirement and other benefits in an amount comparable to the amount that they would have receive under the 401(k) Savings Plan but for certain limitations of the Code, the Company established the A. M. Castle & Co. Supplemental 401(k) Savings and Retirement Plan (the “Plan”), effective as of January 1, 1989, The following provisions constitute an amendment and restatement and continuation of the Plan, effective as of January 1, 2009, (the “Effective Date”), subject to the following.
(a)	The Plan as set forth herein shall, subject to paragraph (b) next below, apply to benefits under the Plan, the payment of which commences on or after the Effective Date. Benefits for which payments commence prior to the Effective Date shall be determined in accordance with the provisions and administration of the Plan prior to the Effective Date, taking into account the provisions of paragraph (b) next below.

(b)	It is the intention that all amounts deferred under the Plan will be subject to the provisions of section 409A of the Code and applicable guidance issued thereunder (“Section 409A”), regardless of whether such amounts were deferred (within the meaning of Section 409A) on, prior to, or after January 1, 2005; provided, however, that amounts deferred as of December 31, 2004 with respect to Participants who terminated employment on or before December 31, 2004 and for whom no amounts are deferred after December 31, 2004 are not intended to be subject to the provisions of Section 409A, and such amounts shall continue to be subject to the terms and conditions of the Plan as in effect prior to January 1, 2005.
                         1.2. Related Companies and Employers. The term “Related Company” means any corporation or trade or business during any period that it is, along with the Company, a member of a controlled group of corporations, trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code. The Company and each Related Company which, with the consent of the Company, adopts the Nan are referred to below collectively as the “Employers” and individually as an “Employer.”
                         1.3. Definitions. References. Unless the context clearly requires otherwise or except as otherwise provided by the Committee from time to time, any word, term or phrase used in the Plan shall have the same meaning as is assigned to it under the terms of the 401(k) Savings Plan. Any reference in the Plan to a provision of the 401(k) Savings Plan shall be deemed to include reference to any comparable provision of any amendment of that plan.
                         1.4. Plan Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the committee appointed by the Board of Directors of the Company to act under the 401(k) Savings Plan (the “Committee”). In controlling and managing the operation and administration of the Plan, the Committee shall have the same rights, powers and duties as those delegated to it under the 401(k) Savings Plan, the Secretary of the Company (or, on behalf of the Secretary of the Company, any Corporate Secretary or Assistant Secretary) shall certify to any interested person the names of the employees of the Company who are, from time to time, authorized to act on behalf of the Committee and who are responsible for the day-to-day operation and administration of the Plan. Any interpretation of the Plan by the Committee and any decision made by the Committee on any other matter within its discretion is final and binding on all persons.
                         1.5. Source of Benefit Payments. The amount of any benefit payable under the Plan with respect to any Participant shall be paid by each Employer, pro rata, according to the amount such Employer contributed on behalf of the Participant under the 401(k) Savings Plan as compared with the amount contributed on behalf of the Participant by the Company and all other companies participating in the 401(k) Retirement Plan, respectively. An Employer shall not be required to pay benefits to a Participant under the Plan in excess of the amount determined under the preceding sentence and a Participant’s entitlement to benefits under the Plan shall be limited in accordance with the preceding sentence to the extent that Related Companies who have contributed to the 401(k) Savings Plan on behalf of the Participant are not Employers under this Plan. Benefits payable under the Plan by any Employer shall be paid from the Employer’s general revenues and assets. None of the individuals entitled to benefits under the Plan shall have any preferred claim on, or any beneficial ownership interest in, any assets of any Employer or to any accounts, trusts or funds that the Employers may establish or accumulate to aid in providing benefits under the Plan, and any rights of such individuals under the Plan shall constitute unsecured contractual rights only. Nothing contained in the Plan shall constitute a guarantee by the Employers that the assets of the Employers shall be sufficient to pay any benefits to any person. An Employer’s obligation under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from one or more trusts, the assets of which are subject to the claims of general creditors of the Employer or any affiliate thereof; provided, however, that nothing in the Plan shall require the Company or any Employer to establish any trust to provide benefits under the Plan, and no Participant shall have any interest in or claim to any assets of any such trust as the Company may, from time to time, establish or maintain for such purpose.

                         1.6. Applicable Laws. The Plan shall be construed and administered in accordance with the laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.
                         1.7. Plan Year. The “Plan Year” shall be the calendar year.
                         1.8. Gender and Number. Where the context admits, words in the masculine gender shall include the feminine, words in the singular shall include the plural and the plural shall include the singular.
                         1.9. Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at its principal executive offices. Any notice required under the Plan may be waived by the person entitled to notice.
                         1.10. Action by Employers. Any action required or permitted to be taken under the Plan by any Employer which is a corporation shall be by resolution of its Board of Directors, or by a person or persons authorized by its Board of Directors. Any action required or permitted to be taken by any Employer which is a partnership shall be by a general partner of such partnership or by a duly authorized officer thereof.
                         1.11. Limitations on Provisions. The provisions of the Plan and the benefits provided hereunder shall be limited as described herein. Any benefit payable under the 401(k) Savings Plan shall be paid solely in accordance with the terms and conditions of the 401(k) Savings Plan and nothing in this Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the 401(k) Savings Plan,
                         1.12. Claims and Review Procedures. The claims procedure applicable to claims and appeals of denied claims under the 401(k) Savings Plan shall apply to any claims for benefits under the Plan and appeals of any such denied claims.
SECTION 2
Participation
                         2.1. Eligibility to Participate. Each person who was a “Participant” in the Plan immediately prior to the Effective Date shall continue as a Participant hereunder for periods thereafter, subject to the terms and conditions of the Plan. Subject to the terms and conditions of the Plan, the key employees of an Employer who shall be eligible to become Participants in the Plan for periods on and after the Effective Date shall be designated from time to time by the Company. Once an eligible employee becomes a Participant, he shall continue as such for so long as he has a benefit payable under the Plan.
                         2.2. Restriction on Participation. Notwithstanding any provision of this Section 2 to the contrary, participation in the Plan shall be limited to a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. If the Committee determines that participation by one or more Participants shall cause the Plan to be subject to Part 2, 3, or 4 of Title I of ERISA, the entire interest of such Participant or Participants under the Plan shall be immediately paid to such Participant or Participants or shall otherwise be segregated from the Plan, in the discretion of the Committee, and such Participant or Participants shall cease to have any interest under the Plan.
                         2.3. Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of any Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.
SECTION 3
Deferred Compensation. Plan Benefits and Accounting
                         3.1. Participant Account. The Committee shall maintain or cause to be maintained an “Account,” (and such subaccounts as it deems desirable) in the name of each Participant, which shall reflect the sum of the following amounts:
(a)	the amount of compensation deferred by the Participant in accordance with the provisions of subsection 3.2;

(b)	the amount of Matching Credits to be credited to the Participant’s Account in accordance with the provisions of subsection 3.3; and

(c)	the amount of the Make-Whole Credits to be credited to the Participant’s Account in accordance with the provisions of subsection 3.4.
The beginning balance of each Participant’s Account on the Effective Date shall be the amount credited to him under the Plan as in effect immediately prior to the Effective Date.
                         3.2. Compensation Deferrals.
(a)	Elections. In order to be eligible to defer compensation for a Plan Year, a Participant must file an appropriate deferral election (a “Participation Election”) for that Plan Year. Such election must be made before the start of the Plan Year immediately preceding the Plan Year in which the compensation subject to that election is to be earned and paid. A new deferral election will be required for each Plan Year such individual remains an Eligible Employee. Notwithstanding the foregoing, at the time an individual first becomes eligible to participate in this Plan (and assuming he is not already eligible to participate in any other “account balance plan” (as defined in Treasury Regulation Section 1.409A-1(c)(2)(i)(A)) of the Company), that individual may elect, within thirty (30) days after he or she first becomes eligible to participate in the Plan, to make compensation deferrals with respect to compensation earned for services performed by such individual in pay periods beginning after the filing of his or her Participation Election.

(b)	No Changes. A Participant’s Participation Election for a particular Plan Year may not be revoked, modified or suspended (with respect to this Plan or the

401(k) Savings Plan) after the start of the Plan Year immediately preceding that Plan Year, except to the extent permitted under Section 409A.

(c)	Late Election. If a Participant does not make a timely election for a Plan Year, no compensation deferrals will be made under the Plan on behalf of that Participant for that Plan Year.

(d)	Amount. A Participant may elect to defer for each payroll period in a Plan Year an amount equal to a specified percentage of the compensation payable to the Participant.

(e)	Crediting. The compensation deferrals made by the Participant will be credited to his or her Account as soon as practical after the date that the compensation to which those compensation deferrals relate would otherwise have been paid.

(f)	Compensation Defined. For purposes of this subsection 3.2, compensation shall mean “Eligible Compensation,” as defined in the 401(k) Savings Plan without regard to the limitation on compensation under Section 401(a)(17) of the Code.
                         3.3. Matching Credits. Subject to such terms, conditions, and limitations as the Committee may from time to time impose, for each Plan Year, the Account of each Participant who files a Participation Election for such year shall be credited with “Matching Credits” in the amount, if any, that would have been credited to his account as a “Matching Contribution” under the 401(k) Savings Plan had the Participant made Before Tax Contributions to the 401(k) Savings Plan for the same period and at the same rate as he defers compensation under subsection 3.2 and had the limitations of Code section 415, 402(g) and 401(a)(17) not applied. The amount of Matching Credits for any period shall be credited to the Participant’s Account at the same time as Matching Contributions would have been credited to his Account under the 401(k) Savings Plan or at such other time as the Committee may reasonably provide in accordance with uniform procedures established by it.
                         3.4. Make-Whole Credits. For each Plan Year, an amount (referred to as a “Make-Whole Credit”) equal to the amount by which a Participant’s Employer Contribution under the 401(k) Savings Plan for that year is reduced by reason of either the limitations of Code section 415 or 401(a)(17) or by reason of deferrals under this Plan shall be credited to the Participant’s Account, at the same time that Employer Contributions would otherwise have been credited to his Account under the 401(k) Savings Plan or such other time as the Committee may reasonably determine in accordance with uniform procedures established by it.
                         3.5. Coordination with 401(k) Savings Plan, A Participant’s Participation Election shall apply both to this Plan and the 401(k) Savings Plan. With respect to each Plan Year, deferrals from the Participant’s compensation shall be made first to the 401(k) Savings Plan in an amount equal to the lesser of (1) the amount of compensation deferrals elected in his Participation Election for that Plan Year, (2) the maximum amount of elective deferrals that may be made by the Participant for that Plan Year after the application of the actual deferral percentage test under Section 401(k)(3)(A)(ii) of the Code plus any contribution that may be made to the 401(k) Savings Plan for that Nan Year by the Participant pursuant to Section

414(v) of the Code, or (3) the maximum amount of elective deferrals that may be made to the 401(k) Savings Plan by the Participant for that Plan Year pursuant to Section 402(g) of the Code plus any contribution that may be made for that Plan Year by the Participant pursuant to Section 414(v) of the Code. Deferrals that exceed the amount described in the preceding sentence and that cannot be made to the 401(k) Savings Plan shall be credited to the Participant’s Account at such time as the Committee may reasonably determine in accordance with uniform procedures established by it.
                         3.6. Adjustment of Accounts. The amounts credited to a Participant’s Account in accordance with subsection 3.2, 3.3, and 3.4 shall be adjusted from time to time in accordance with uniform procedures established by the Committee to reflect the value of an investment equal to the Participant’s Account balance in one or more assumed investments that the Company offers from time to time, and that the Participant directs the Committee to use for purposes of adjusting his Account. To the extent determined by the Committee, Participant investment directions may be made by such electronic or other method permitted by the Committee, and separate directions may be made with respect to existing and future Account balances and different portions of his Account. Except as otherwise provided by the Company and communicated to Participants, the assumed investments offered to Participants under the Plan shall be the investment alternatives available under the 401(k) Savings Plan (excluding the Company stock fund), subject to the following:
(a)	The net investment return provided by an investment fund under the 401(k) Savings Plan shall be the rate determined after reduction for any investment management fee or similar administrative fee or charge, to the same extent that such fee or charge is taken into account under the 401(k) Savings Plan in determining the net investment return of such fund.

(b)	The net investment return of an investment fund under the 401(k) Savings Plan shall not be reduced to reflect income taxes paid or payable with respect to such return.
The Company (by action of its Board of Directors) may prospectively add or eliminate any assumed investment alternative at any time. Notwithstanding the election by Participants of certain assumed investments and the adjustment of their Account balance based on such investment directions, the Plan does not require, and no trust or other instrument maintained in connection with the Plan shall require, that any assets or amounts which are set aside in trust or otherwise for the purpose of paying Plan benefits shall actually be invested in the investment alternatives selected by Participants.
                         3.7. Statement of Accounts. As soon as practicable after the last day of each Plan year, the Committee will cause to be delivered to each Plan Participant a statement of the balance of his Plan Account.

SECTION 4
Payment of Plan Benefits
                         4.1. Vesting. A Participant shall have at all times a fully vested and nonforfeitable interest in the amounts theretofore credited to his Account which are attributable to the amount of compensation deferred by him in accordance with subsection 3.2. The interest of a Participant in his Account attributable to his Matching Credits and Make-Whole Credits shall become vested and nonforfeitable under the same terms and conditions as his Matching Account and his Employer Contribution Account under the 401(k) Savings Plan become vested and nonforfeitable.
                         4.2. Distribution on Termination. Each Participant must, as of the date set forth in paragraph (a) below, prior to the start of each Plan Year, elect the manner in which his Account will be distributed by following the procedures described below and by satisfying such additional requirements as the Committee may determined. Any portion of a Participant’s Account that is not vested upon his termination of employment shall be forfeited as of the date, if any, that the Participant’s Matching Contribution Account and Employer Contribution Account (or any portion thereof) is forfeited under the 401(k) Savings Plan.
(a)	Initial Election. Unless a later date is permitted under Section 409A, at the same time the Participant first becomes eligible to participate in this Plan and files his or her initial Participation Election, the Participant must also elect, in writing, which of the distribution options described below will govern the payment of the vested balance of his or her Account. Notwithstanding the foregoing, each individual who is a Participant in the Plan prior to the Effective Date may elect the timing and form of payment of his Plan Account by filing a written election with the Company, no later than December 31, 2008, in a form and manner and subject to such limitations as the Company in its sole discretion may establish, subject to the following:
(i)	an election pursuant to this subsection shall be available only to the extent that payment would not otherwise commence in the year in which the election is made; and

(ii)	such election shall not be effective if it would cause payment to commence in the year in which the election is made that would not otherwise commence in such year.
(b)	Timing of Payment. A Participant may elect to have the vested portion of his or her Account distributed as of the first day of the month following one of the following distribution events (or the earlier or later of either such event):
(i)	Separation from Service; or

(ii)	a specified date.

A Participant will be deemed to have incurred a “Separation from Service” if he terminates employment with the Company and any Related Company for reasons other than death. A termination of employment will be deemed to have occurred if it is reasonably anticipated that the Participant will not perform any services after termination of employment or it is reasonably anticipated that the level of bona fide services the Participant will perform for the Company and any Related Company after such date (whether as an employee or independent contractor, but not as a director) will permanently decrease to a level that is no more than 50% of the average level of bona fide services the Participant performed over the immediately preceding 36-month period.

(c)	Form of Payment. A Participant may elect to have the vested portion of his or her Account distributed as of his or her elected distribution event in one of the following distribution forms:
(i)	a single lump sum payment; or

(ii)	equal annual installments over a period not to exceed 10 years.
(d)	Subsequent Election. A Participant may change the timing and form of payment with respect to his or her Account in accordance with such policies and procedures as maybe adopted by the Committee. Any change in the form or timing of distributions hereunder must comply with the following requirements. The changes:
(i)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A;

(ii)	must, for benefits distributable as of a specified date or Separation from Service, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(iii)	must take effect not less than twelve (12) months after the election is made; and

(iv)	in the case of a distribution to be made as of a specified date, must be made at least twelve (12) months before the first scheduled payment.
For purposes of this subsection (d), in accordance with Section 409A, a series of annual installments shall be treated as a single payment.

Default. If, upon a Participant’s Separation from Service, the Committee does not have a proper distribution election on file for that Participant with respect to his or her Account, the vested portion of each of those Plan Year Subaccounts will be distributed to the Participant in one lump sum as soon as administratively feasible following the Participant’s Separation from Service.

                         4.3. Distributions To Persons Under Disability. In the event that a Participant or his Beneficiary is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefit to which such Participant or Beneficiary is entitled under the Plan shall be paid to such conservator or other person legally charged with the care of his person or of his estate.
                         4.4. Beneficiary. Each Participant from time to time, by signing a form furnished by the Committee, may designate any legal or natural person or persons (who may be designated contingently or successively) to whom his benefits under the Plan are to be paid if he dies before he receives all of his Plan benefits. A beneficiary designation form will be effective only when the signed form is filed with the Committee while the Participant is alive and will cancel all beneficiary designation forms filed earlier. Except as otherwise specifically provided in this subsection 4.4, if a deceased Participant failed to designate a beneficiary as provided above, or if the designated beneficiary of a deceased Participant dies before him or before complete payment of the Participant’s benefits, his benefits shall be paid to the legal representative or representatives of the estate of the last to die of the Participant and his designated beneficiary.
                         4.5. Benefits May Not Be Assigned or Alienated. The benefit payable to any Participant or Beneficiary under the Plan may not be voluntarily or involuntarily assigned, alienated or encumbered.
                         4.6. Deferred Commencement of Payments Upon Separation From Service. Notwithstanding any provision of this Plan to the contrary, distribution to a Participant of his Account upon a Separation from Service shall commence on the first day of the seventh month following the Participant’s Separation from Service. In the event this subsection 4.6 is applicable to a Participant, any distribution which would otherwise be paid to the Participant within the first six months following his Separation from Service shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Separation from Service. Any subsequent distributions shall be paid in the manner specified by the form of distribution applicable to the Participant.
                         4.7. Payment of Small Accounts. Notwithstanding anything in this Plan to the contrary and only to the extent permitted under Section 409A, if a Participant becomes entitled to a distribution of his Account balance by reason of his or her Separation from Service and the value of the Participant’s Account balance is equal to or less than the dollar limit set forth in Section 402(g) of the Code, then the Committee may, in its sole discretion, pay to the Participant his or her entire Account balance in a single lump sum cash payment. Any such payment will be made as soon as administratively feasible (but no later than 60 days) following Separation from Service. The provisions of this subsection 4.7 shall be applied by treating the Participant’s interest under the Plan, and all plans and arrangements of the Company and all Related Companies that are required to be aggregated with the Plan under Section 409A, as if they were a single plan.
                         4.8. Distributions Upon Income Inclusion Under Section 409A. Upon the inclusion of any amount into a Participant’s income as a result of the failure of this non- qualified deferred compensation plan to comply with the requirements of Section 409A, to the extent such tax liability can be covered by the amount of the Participant’s Account, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure
                         4.9. Tax Treatment and Withholding. Benefits under the Plan shall be subject to withholding of all applicable taxes. Notwithstanding any provision of the Plan to the contrary, neither the Company nor any Employer makes any representation or warranty regarding the tax consequences of the Plan to Participants or other persons entitled to benefits hereunder.
SECTION 5
Amendment and Termination
                         5.1. Amendments and Termination. The Company may, at any time, amend or terminate the Plan except that no amendment or termination shall reduce a Participant’s benefits to less than the amount he would have been entitled to receive if he had resigned from the employ of all the Employers and Related Companies on the date of the amendment. Except as otherwise provided below, all amounts deferred under the Plan prior to the date of any such amendment or termination of the Plan shall continue to become due and payable in accordance with the distribution provisions of Section 4 as in effect immediately prior to such amendment or termination.
     Notwithstanding anything to the contrary in this subsection 5.1, each Participant’s benefit shall be distributed immediately in a lump sum if this Plan terminates under the following circumstances:
(a)	Within thirty (30) days before or twelve (12) months after a change in control event (as defined in Treasury Regulation section 1.409A-3(i)(5)) of the Company; provided, however, that termination of this Plan was effected through an irrevocable action taken by the Company; provided, furthers that all distributions are made no later than twelve (12) months following such termination of the Plan and that all the Company’s arrangements which are substantially similar to the Plan are terminated so all Participants and any participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in each Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other account balance plans (as referenced in Section 409A or the regulations thereunder); provided, however that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination; provided, further, that the termination of this Plan does not occur proximate to the downturn in the financial health of the Company; and provided, further, that the Company does not adopt any new account balance plans for a minimum of three (3) years following the date of such termination.
                         5.2. Termination as to Employers. The Plan, as applied to all Employers, will terminate on the date it is terminated by the Company. The Plan as applied to any Employer, will terminate on the first to occur of the following:
(a)	the date it is terminated by the Employer if advance written notice of the termination is given to the other Employers’

(b)	the Date the Employer is judicially declared bankrupt or insolvent; or

(c)	the dissolution, merger, consolidation or reorganization of the Employer, or the sale by the Employer of all or substantially all of its assets, except that, with the consent of the Company, in any such event arrangements may be made whereby the Plan will be continued by any successor to the Employer or any purchaser of all or substantially all of the Employer’s assets, in which case, the successor or purchaser will be substituted for the Employer under the Plan.
If the Plan terminates as to any Employer, the Employer’s obligation to make payment of Participants’ benefits attributable to such Employer’s employees shall continue to the extent of benefits accrued as of the date such termination occurs.
                         5.3. Rights Not Limited by Section 409A. The rights reserved to the Company and the Employers under this Section 5 shall not be subject to any limitation or restriction merely because the exercise of such rights may result in adverse tax consequences to Participants or other persons under Section 409A of any other law.
     IN WITNESS WHEREOF, this amended and restated Plan has been executed this 12th day of November  , 2008.

A.M. CASTLE & CO.

By:	/s/ Paul J. Winsauer

Printed Name:	Paul J. Winsauer
Title:	VP — Human Resources